As filed with the Securities and Exchange Commission on July 16, 1999
                        Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------
                             FRONTIER AIRLINES, INC.
             (Exact name of Registrant as specified in its charter)
   COLORADO               12015 EAST 46TH AVENUE                84-1256945
(State or other           DENVER, COLORADO 80239             (I.R.S. Employer
jurisdiction of              (303) 371-7400               Identification Number)
incorporation or
organization)
                        (Address, including zip code, and
                        telephone number, including area
                                      code,
                       of Registrant's principal executive
                                     office)
                       ----------------------------------
                              ARTHUR T. VOSS, ESQ.,
                       VICE PRESIDENT AND GENERAL COUNSEL
                             12015 EAST 46TH AVENUE
                             DENVER, COLORADO 80239
                                 (303) 371-7400
                (Name, address, including zip code, and telephone
                number, including area code, of agent for service
                                   of process)
                       ----------------------------------
                                    Copy to:
                             DOUGLAS R. WRIGHT, ESQ.
                            JEFFREY A. SHERMAN, ESQ.
                OTTEN, JOHNSON, ROBINSON, NEFF & RAGONETTI, P.C.
                       950 SEVENTEENTH STREET, SUITE 1600
                             DENVER, COLORADO 80202
                                 (303) 825-8400
                       ----------------------------------
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
                PUBLIC: From time to time after this Registration
                          Statement becomes effective.
                       ----------------------------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

---------------------------------------------------------------------------------------------------------------------
                                          CALCULATION OF REGISTRATION FEE
---------------------------------------------- -------------- ------------------- ------------------ ----------------
                                                               Proposed Maximum   Proposed Maximum      Amount of
                                               Amount to be     Offering Price        Aggregate       Registration
            Titles of Securities                Registered       per Security      Offering Price          Fee
---------------------------------------------- -------------- ------------------- ------------------ ----------------
---------------------------------------------- -------------- ------------------- ------------------ ----------------
Common  stock,  no par value,  issuable  upon
     exercise of warrants to purchase  common
     stock                                      162,242            $5.55 (1)          $900,443            $251
---------------------------------------------- -------------- ------------------- ------------------ ----------------
---------------------------------------------- -------------- ------------------- ------------------ ----------------
Common  stock,  no par value,  issuable  upon
     exercise of warrants to purchase  common
     stock                                       15,000            $3.57 (2)         $  53,550           $  15
                                                                                  ------------------ ----------------
---------------------------------------------- -------------- ------------------- ------------------ ----------------
         Total                                                                        $953,993            $266
---------------------------------------------- -------------- ------------------- ------------------ ----------------

(1) Calculated pursuant to Rule 457(g) of Regulation C and based upon the exercise price of the warrants to purchase common stock of $5.55 per share.
(2) Calculated pursuant to Rule 457(g) of Regulation C and based upon the exercise price of the warrants to purchase common stock of $3.57 per share.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JULY 14, 1999

RESALE PROSPECTUS

                             FRONTIER AIRLINES, INC.

                                     Issuer

                         177,242 SHARES OF COMMON STOCK
                               ------------------

Frontier Airlines, Inc.                      We are a scheduled airline based in
12015 East 46th Avenue                       Denver, Colorado.
Denver, Colorado  80239
(303)371-7400                                This is a resale Prospectus. The
                                             177,242 shares of common stock
                                             offered by this Prospectus are
                                             being sold by certain of our
                                             shareholders. We will not receive
                                             any proceeds from the sale of these
                                             shares.

                                  The Offering
                                        Per Share                      Total
             Offering Price..............$17.125                   $3,035,269.25
The offering price is based on recent prices of our common stock as quoted on the Nasdaq National Market. There are no underwriters involved in this offering.

                                 Trading Symbol:
                          Nasdaq National Market - FRNT
                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See "Risk Factors" commencing on Page 5 for a discussion of certain factors that you should consider before purchasing our common stock.

Please see "Where You Can Find More Information" on page 12 for additional information about us on file with the Securities and Exchange Commission.

                            -------------------------

                               ____________, 1999

                                Table of Contents


                               Page                                         Page
About Frontier Airlines, Inc.   3     Selling Shareholders.................  14
Risk Factors.................   5     Plan of Distribution................   15
Where You Can Find More               Special Note on Forward Looking
Information..................  12     Statements...........................  17
Use of Proceeds..............  13     Legal Matters........................  18
Dividend Policy..............  13     Experts..............................  18

                                           About Frontier Airlines, Inc.

         The following is a short summary of our business. You should carefully read the "Risk Factors" section of this Prospectus and our Annual Report on Form 10-K for the fiscal year ended March 31, 1999 for more information on our business and the risks involved in investing in our stock. In addition to the historical information contained in this Prospectus, this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. Our actual results could differ materially from our expectations. Factors that could cause or contribute to such differences are discussed in "Risk Factors" beginning at page 5 of this Prospectus and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report.

         We are a scheduled airline based in Denver, Colorado. We currently operate routes linking our Denver hub to 19 cities in 15 states spanning the nation from coast to coast. We were organized in February 1994 and we began flight operations in July 1994 with two leased Boeing 737-200 jets. As of July 14, 1999, we operate 19 leased jets, including seven Boeing 737-200s and 12 larger Boeing 737-300s. We currently use up to seven gates at our hub, Denver International Airport, where we operate approximately 92 daily system flight departures and arrivals.

         Our current route system links our Denver hub to 19 cities. The following table lists the cities we serve as of June 14, 1999, as well as the dates we commenced service to those cities:

          El Paso, Texas                              October 13, 1994
          Albuquerque, New Mexico                     October 13, 1994
          Omaha, Nebraska                             January 16, 1995
          Chicago/Midway, Illinois                    September 25, 1995
          Phoenix, Arizona                            September 25, 1995
          Los Angeles, California                     November 3, 1995
          Minneapolis/St. Paul, Minnesota             November 13, 1995
          Salt Lake City, Utah                        November 13. 1995
          San Francisco, California                   November 17, 1995
          Seattle, Washington                         May 1, 1996
          Bloomington/Normal, Illinois                January 6, 1997
          Boston, Massachusetts                       September 16, 1997
          Baltimore, Maryland                         November 16, 1997
          New York/LaGuardia, New York                December 3, 1997
          San Diego, California                       July 23, 1998*
          Atlanta, Georgia                            December 17, 1998
          Dallas/Fort Worth, Texas                    December 17, 1998
          Las Vegas, Nevada                           December 17, 1998*
          Portland, Oregon                            June 14, 1999

          *reintroduction of service

         We initiated service to four additional markets during fiscal year 1999: Atlanta, Georgia; Dallas/Ft. Worth, Texas; Las Vegas, Nevada and San Diego, California. On November 1, 1998, we initiated complimentary shuttle service between Boulder, Colorado and Denver International airport. We currently operate six daily round trip bus routes between Boulder and DIA. We also began serving Portland, Oregon on June 14, 1999.

         Our senior management team includes executives with substantial experience in the airline industry, including persons who occupied similar positions at a former airline called Frontier Airlines that served regional routes to Denver from 1950 to 1986. From time to time, the former Frontier Airlines served most of our current and intended markets with jet equipment from its Denver hub.

         Our principal office is located at 12015 East 46th Avenue, Denver, Colorado 80239, and our telephone number is (303) 371-7400; our reservations telephone number is (800) 432-1359; and our World Wide Web address is www.frontierairlines.com.

                                  RISK FACTORS

We have a history of net losses, substantial third-party credit and a limited operating history.

         Although we had net income of $30,566,000 for the fiscal year ended March 31, 1999, we had net losses of $17,746,000 for the year ended March 31, 1998 and $12,186,000 for the year ended March 31, 1997. We had working capital of $25,488,000 at March 31, 1999. Our suppliers currently provide goods, services and operating equipment on open credit terms. If such terms were modified to require immediate cash payments, we would be materially adversely affected. We have a limited operating history in a highly competitive industry, and we face all of the difficulties inherent in a relatively new entrant in the airline industry.

The airline industry is seasonal and cyclical.

         Our operations primarily depend on passenger travel demand, and, as such are subject to seasonal variations. Our weakest travel periods are generally during the quarters ending in June and December. The airline industry is also a highly cyclical business with substantial volatility. Airlines frequently experience short-term cash requirements. This is caused by seasonal fluctuations in traffic, which often put a drain on cash during off-peak periods, and various other factors, including price competition from other airlines, national and international events, fuel prices and general economic conditions, including inflation. Because a substantial portion of airline travel is discretionary, our operating and financial results may be negatively impacted by any downturn in national or regional economic conditions in the United States, particularly Colorado. Airlines require substantial liquidity to continue operating under most conditions. The airline industry also has low gross profit margins and revenues that vary to a substantially greater degree than do the related costs. Therefore, a significant shortfall from expected revenue levels could have a material adverse effect on our operations. Working capital deficits are not uncommon in the airline industry since airlines typically have no product inventories and ticket sales not yet flown are reflected as current liabilities.

Increasing number of consolidations and alliances has increased competition.

         The U.S. airline industry has consolidated in recent years and may further consolidate in the future. Consolidations have enabled some carriers to expand their international operations and increase their presence in the U.S. domestic market. In addition, many major domestic carriers have formed alliances with domestic regional carriers and foreign carriers. As a result, many of the carriers with which we compete in our markets are larger and have substantially greater resources than we have. Continuing developments in the industry will affect our ability to compete in the various markets in which we operate.

We are in a high fixed cost business.

         The airline industry is characterized by fixed costs that are high in relation to revenues. Accordingly, a shortfall from expected revenue levels can have a material adverse effect on our profitability and liquidity.

Increases in fuel costs affect our operating costs.

         Fuel is a major component of operating expense for all airlines. Both the cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world, and fuel costs fluctuate widely. Fuel accounted for 11.6% of our total operating expenses for the year ended March 31, 1999. We cannot predict our future cost and availability of fuel, and substantial sustained price increases or the unavailability of adequate fuel supplies could have a material adverse effect on our operations and profitability. Because newer aircraft are more fuel efficient than our Boeing 737-200 aircraft a significant increase in the price of jet fuel would therefore result in a higher increase in our total costs than those of competitors using more fuel-efficient aircraft. In addition, larger airlines may have a competitive advantage because they pay lower prices for fuel. We intend generally to follow industry trends by raising fares in response to significant fuel price increases. However, our ability to pass on increased fuel costs through fare increases may be limited by economic and competitive conditions.

We are subject to federal regulatory oversight.

         We have obtained the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the Department of Transportation and an operating certificate from the FAA. However, the continuation of such authority is subject to continued compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. We believe that small and start-up airlines are often subject to strict scrutiny by FAA officials, making them susceptible to regulatory demands that can negatively impact their operations. No assurance can be given that we will be able to continue to comply with all present and future rules and regulations. In addition, we can give no assurance about the costs of compliance with such regulations and the effect of such compliance costs on our profitability. In May 1996 a relatively new domestic airline, as we are, sustained an accident in which one of its aircraft was destroyed and all persons on board were fatally injured. In June 1996, that airline agreed at the FAA's request to cease all of its flight operations. Although the FAA, after an intensive and lengthy investigation, allowed that airline to resume its operations, should we experience a similar accident it is probable that there would be a material adverse effect on our business and results of operations.

We experience high costs at Denver International Airport and the future availability and location of our DIA gates and their cost is uncertain.

         Denver International Airport opened in March 1995, and Stapleton International Airport was closed. Financed through revenue bonds, DIA depends on landing fees, gate rentals and other income from airlines, the traveling public and others to pay debt service and support operations. Generally, our cost of operations at DIA will vary as traffic increases or diminishes at that airport. We believe that our operating costs at DIA substantially exceed those we would have incurred at Stapleton or that other airlines incur at most hub airports in other cities.

         We currently sublease from Continental Airlines, on a preferential-use basis, four departure gates on Concourse A at DIA. In addition, we use, on a non-preferential use basis, another three gates under the direct control of the City and County of Denver. Our sublease with Continental expires on February 29, 2000, as does Continental's lease with Denver for these four gates and an additional six gates it leases on Concourse A. Continental has an option to renew its lease for five years and reduce its lease obligation to three gates and related space. United Airlines, which occupies all of DIA's Concourse B gates, has a right of first refusal on any of the ten Continental gates for which Continental does not renew its lease, and has stated its intention to occupy four gates on Concourse A. Continental's lease and lease renewal option for gates on Concourse A, as well as United's right of first refusal on Continental's Concourse A gates, are provided for in a 1995 agreement between Denver, Continental and United (the "1995 Agreement"). We have requested of Denver a lease, effective March 1, 2000, for the four gates we currently sublease from Continental and an additional four gates contiguous to those we now use. However, our request is contingent upon the implementation of a rate making methodology for DIA terminal facilities that remedies what we consider to be unfair and discriminatory aspects of the current methodology, as established by the 1995 Agreement. Under the present methodology costs related to a non-functioning Concourse A automated baggage system and associated equipment and space ("AABS") are allocated exclusively to Concourse A, causing rental rates on Concourse A to be higher than those on DIA's Concourse C. Our sublease for Concourse A gates with Continental, which expires in February 2000, provides that Continental pays, on our behalf, a significant portion of the AABS costs that would otherwise be payable by us under the current rate-making methodology.

         Denver has indicated that it is considering alternative means of treating AABS costs upon expiration of the Continental lease in February 2000. Denver and the signatory airlines at DIA, including us, are discussing possible changes to the rate-making methodology to deal with the AABS costs, although Denver has stated that absent an agreement with a majority-in-interest of the DIA signatory airlines, Denver will unilaterally impose a solution to the issue. Unless the issue is resolved by agreement of all or at least a majority in interest of the affected parties, there is a significant possibility that the 1995 Agreement, or any rate-making methodology unilaterally imposed by Denver, will be subject to litigation. In these circumstances, there is uncertainty with respect to the number and location of gate facilities at DIA that will be available to us, as well as the rates and charges that we will be required to pay for such facilities after February 2000. If we were required to operate at fewer gates than we have requested or if the rate-making methodology is not amended, it could have a material adverse effect on our business and results of operations.

We have a limited number of routes.

         Because of our relatively small fleet size and limited number of routes, we are at a competitive disadvantage compared to other airlines, such as United Airlines, that can spread their operating costs across more equipment and routes and retain connecting traffic (and revenue) within their much more extensive route networks.

We face intense competition and market dominance by United Airlines.

         The airline industry is highly competitive, primarily due to the effects of the Airline Deregulation Act of 1978, which has substantially eliminated government authority to regulate domestic routes and fares and has increased the ability of airlines to compete with respect to flight frequencies and fares. We compete with United Airlines in the Denver market, which is our hub, and we anticipate that we will compete principally with United Airlines in our future market entries. United Airlines and its commuter affiliates is the dominant carrier out of DIA, accounting for approximately 74% of all passenger boardings and approximately 490 departures per day. Effective in February 1997, United Airlines commenced service using its low fare United "Shuttle" between Denver and Phoenix, Arizona, and on October 31, 1997 service to Salt Lake City was added, markets in which we provide services, as well as additional United Airlines flights in some of our other markets. Additionally, from June 29, 1997 until February 4, 1998, when it ceased flight operations entirely, Western Pacific Airlines, another low-fare carrier, provided hub service at DIA. This additional competition, as well as other competitive activities by United Airlines and other carriers, have had in the past and could continue to have a material adverse effect on our revenues and results of operations. Most of our current and potential competitors have significantly greater financial resources, larger route networks and superior market identity than we have.

We are dependent on our Chief Executive Officer.

         We are dependent on the active participation of Samuel D. Addoms, our President and Chief Executive Officer. The loss of his services could materially and adversely affect our business and future prospects. We do not maintain key person life insurance on any of our officers.

We could lose airport and gate access.

         We have not initially encountered barriers to airport or airport gate access other than cost. However, any condition that would deny or limit our access to the airports that we intend to utilize in the future or that diminishes the desire or ability of potential customers to travel between any of those cities may have a materially adverse effect on our business. In addition, gates may be limited at some airports, which could adversely affect our operations.

There are risks associated with our Boeing 737 aircraft.

         A. Maintenance. Under our aircraft lease agreements, we are required to bear all routine and major maintenance expenses. Maintenance expenses comprise a significant portion of our operating expenses. In addition, we are required periodically to take aircraft out of service for heavy maintenance checks, which can adversely affect revenues. We also may be required to comply with regulations and airworthiness directives issued by the Federal Aviation Administration, the cost of which may be partially assumed by our aircraft lessors depending upon the magnitude of the expense. There can be no assurance that we will not incur higher than anticipated maintenance expenses. Our leased aircraft are in compliance with all FAA-issued Airworthiness Directives. However, other Airworthiness Directives are presently required to be performed in the future and there is a high probability that additional Airworthiness Directives will be required.

         B. Stage 3 Noise Regulations. FAA rules require each new entrant airline such as Frontier to have at least 75% of its fleet in compliance with the FAA's Stage 3 noise level requirements. We are currently in compliance. The balance of each airline's fleet must be brought into full compliance by January 2000. Five of our eight leased Boeing 737-200 aircraft do not presently meet Stage 3 requirements, and we plan to return them to the lessor in 1999. We believe that we will be able to replace these aircraft with Stage 3 compliant aircraft but there can be no assurance that we will not be required to temporarily reduce our fleet size during this replacement process. The remaining 12 Boeing 737-300 aircraft we lease are Stage 3 compliant.

         C. Local Noise Regulations. As a result of litigation and pressure from airport area residents, airport operators have taken local actions over the years to reduce aircraft noise. These actions have included regulations requiring aircraft to meet prescribed decibel limits by designated dates, curfews during night time hours, restrictions on frequency of aircraft operations and various operational procedures for noise abatement. The Airport Noise and Capacity Act of 1990 recognized the right of airport operators with special noise problems to implement local noise abatement procedures as long as such procedures do not interfere unreasonably with the interstate and foreign commerce of the national air transportation system. The Airport Noise and Capacity Act generally requires FAA approval of local noise restrictions on Stage 3 aircraft and establishes a regulatory notice and review process for local restrictions on Stage 2 aircraft. An agreement between the City and County of Denver and another city adjacent to DIA precludes the use of Stage 2 aircraft, such as some of our Boeing 737-200 aircraft, on one of DIA's runways. On occasion, this results in longer taxi times for our aircraft than would otherwise be the case. This has not had a material adverse effect on our operations to date, and we would not expect it to have such an effect in the future due to the fact that our entire aircraft fleet must be Stage 3 compliant by January 2000.

We have a limited number of aircraft, and the market for aircraft fluctuates.

         We currently schedule all of our aircraft in regular passenger service with limited spare aircraft capability if one or more aircraft is removed from scheduled service for unplanned maintenance repairs or other reasons. The unplanned loss of use of one or more of our aircraft for a significant period of time could have a materially adverse effect on our operations and operating results. The market for leased aircraft fluctuates based on worldwide economic factors. There can be no assurance that we will be able to lease additional aircraft on satisfactory terms or at the times needed. By way of example, we are returning five of our smaller Boeing 737-200 aircraft to the lessor in the second half of 1999. We have firm lease agreements to replace three of these aircraft and have signed letters of intent to replace the other two. However, delivery delays could cause us to temporarily reduce our fleet size and our passenger revenues could therefore be adversely affected.
Our relations with our employees is very important.

         We believe we operate with lower personnel costs than many established airlines, principally due to lower base salaries and greater flexibility in the utilization of personnel. There can be no assurance that we will continue to realize these advantages over established or other air carriers for an extended period of time. Our pilots are represented by an independent labor union, the Frontier Airlines Pilots Association. Our mechanics and stock clerks voted in October 1997, and our flight attendants voted in 1998, not to be represented by a union. Unionization of our employees could materially increase our labor costs.

We have not paid dividends.

         We have never declared or paid cash dividends on our Common stock. We currently intend to retain any future earnings to fund operations and to continue development of our business and do not expect to pay any cash dividends on our Common stock in the foreseeable future.

We face the Year 2000 issue.

         We began operations in July 1994, and our operations depend predominantly on third party computer systems. Because of our limited resources during our start-up, the most cost effective way to establish our computer systems was to outsource or to use manual systems. Internal systems we developed and any software we acquired were limited and designed or purchased with the Year 2000 taken into consideration.

         We have designated an employee committee that is responsible for (1) identifying and assessing Year 2000 issues, (2) modifying, upgrading or replacing computer systems, (3) testing internal and third party systems and,
(4) developing contingency plans if a system or systems fail. This committee periodically reports to management regarding progress being made in addressing the Year 2000 issue. Management, in turn, periodically reports to the Board of Directors on the issue.

         We rely on third party business and government agencies to provide goods and services which are critical to our operations, including the FAA, the DOT, local airport authorities, including DIA, utilities, communication providers, financial institutions including credit card companies and fuel suppliers. We are reviewing, and have initiated formal communications with, these third party service providers to determine their Year 2000 readiness, the extent to which we are vulnerable to any failure by such third parties to remediate their Year 2000 problems and to resolve such issues to the extent practicable.

         All internal systems are in the testing and remediation phases. The customer reservations and ticketing system and the credit card processing system, for example, have already been tested and remediated. These systems are outsourced and the costs of modifying and testing these systems are being absorbed by the third party provider. Our general accounting and payroll systems have been upgraded to new versions that are certified as being Year 2000 compliant at an insignificant cost to us. Our crew and dispatch training records, aircraft maintenance records and inventory control are in the final stages of being automated from manual systems to computer systems that are certified as being Year 2000 compliant. The Boeing Company has verified that the computer systems on the aircraft type operated by us are, or will be, Year 2000 compliant before the year 2000. We plan to complete the testing and remediation phases by September 30, 1999, and the contingency planning phase by October 31, 1999.

         We have utilized existing resources with the exception of four temporary personnel and have incurred $60,000 of expenses to implement our Year 2000 project as of March 31, 1999. The total remaining costs of the Year 2000 project are expected to be insignificant and will be funded through cash from operations. The costs and the dates on which we anticipate completion of the Year 2000 project are based on our best estimates. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

         Despite our efforts to address Year 2000 issues, we could potentially experience disruptions to some of our operations, including those resulting from non-compliant systems used by third party businesses and governmental entities. Our business, financial condition or results of operations could be materially adversely affected by the failure of our systems or those operated by third parties upon which our business relies.

Shares eligible for future sale could impact stock price.

         The market price of our common stock could be adversely impacted by the availability of shares for future sale. The shares of common stock covered by this prospectus will be registered and will be freely tradable by persons who are not our affiliates without restriction or further registration under the Securities Act. Substantially all of the other outstanding shares of common stock, other than shares held by officers, directors and other of our affiliates, are freely tradable. Shares of common stock held by our affiliates are subject to limitations on the number of shares that may be sold unless the sale of the shares is registered or is exempt from registration under the Securities Act.

         In addition, there are currently up to 3,259,604 shares of common stock reserved for issuance pursuant to the options granted or which may be granted under our stock option plan. Sales of these shares, depending on the volume, could adversely affect the trading prices of the common stock.

Our stock price has been volatile.

         The price range of the common stock has varied widely. The price of the common stock may be subject to significant fluctuation in the future. We cannot predict the effect, if any, that sales of shares of common stock by the selling shareholders, or the availability of such shares for sale, will have on the market prices of our common stock prevailing from time to time. The possibility that the selling shareholders may sell substantial amounts of shares in the public market may adversely affect prevailing market prices for the common stock. It could also impair our ability to raise capital through the sale of our stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         Our principal executive offices are located at 12015 East 46th Avenue, Denver, Colorado 80239. Our telephone number is (303) 371-7400 and our world wide website address is www.frontierairlines.com. We maintain an Internet home page. However, nothing on our Internet home page should be considered as part of this Prospectus.

         We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this Prospectus. However, this Prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

         You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 140, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. Information in this Prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this Prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the termination of the offer described in this Prospectus:

(1) Our Annual Report on Form 10-K for the fiscal year ended March 31, 1999, filed on June 22, 1999, including all material incorporated by reference therein; and

(2) The description of the common stock contained in our registration statement on Form 8-A except that the number of authorized shares of common stock has been increased to 40,000,000.

         You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                  Frontier Airlines, Inc.
                  Attn:  Arthur T. Voss
                  12015 E. 46th Avenue
                  Denver, CO  80239
                  Telephone:  (303) 371-7400

         Our common stock is quoted on the Nasdaq National Market under the symbol FRNT. The last reported sales price of the common stock on the Nasdaq National Market on July 14, 1999 was $17.125 per share. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         You should rely only on the information incorporated by reference or provided in this Prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling shareholders of the shares offered by this Prospectus. See "Selling Shareholders."

         The selling shareholders currently hold warrants to purchase 177,242 shares at exercise prices ranging from $3.57 to $5.55 per share. If the selling shareholders exercise all of the warrants to purchase 177,242 shares using cash, our proceeds would be $953,993 and would be used for general corporate purposes.

                                 DIVIDEND POLICY

         We have never paid any cash dividends on our capital stock. We currently intend to use future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

                              SELLING SHAREHOLDERS

         The shares registered for sale hereunder are comprised of: (i) an aggregate of 162,242 shares issued or issuable upon the exercise of warrants issued to the two underwriters of our September 1995 public offering; and (ii) 15,000 shares issuable upon the exercise of warrants issued to a consultant in September 1998. Assuming exercise of the warrants, the shares registered hereunder would represent less than one percent of our issued and outstanding common stock.

         The following list sets forth (i) the names of the selling shareholders; (ii) their affiliation or material relationship with us, if any during the last three years; (iii) the amount of shares owned by each before this offering; and (iv) the amount of shares being offered hereunder for each selling shareholder's account. None of the selling shareholders will hold 1% or more of our common stock after completion of this offering.

                                              Shares Owned Before                          Shares Owned after
                                                      this           Shares Offered in            this
Name                                               Offering    /1/    this Offering  /1/      Offering    /2/
----                                          -----------------     -----------------      ----------------
Edward Larkin/3/.......................                9,564                 9,564                   0
Steve Hinkle/3/........................               19,070                19,070                   0
Richard Lawrence/3/....................                6,844                 6,844                   0
Clarence Bixler/3/.....................                5,284                 5,284                   0
Joe Lavigne/3/.........................                9,294                 9,294                   0
Ralph Olson/3/.........................                9,195                 9,195                   0
Terri Lowe/3/..........................                3,131                 3,131                   0
Jacob Kuijper/3/.......................                6,144                 6,144                   0
David Lavigne/3/.......................                1,610                 1,610                   0
Gary Gossett/3/........................                  503                   503                   0
Kathy Galvin/3/........................                  603                   603                   0
Gregg Norton/3/........................                3,021                 3,021                   0
Kelly McCarthy/3/......................                2,528                 2,528                   0
Russ Bean/3/...........................                2,408                 2,408                   0
Fred Birner/3/.........................                4,276                 4,276                   0
Dennis Genty/3/........................                2,851                 2,851                   0
David Drennen/3/.......................                4,564                 4,564                   0
James Hosch/3/.........................                4,564                 4,564                   0
Rike Wootten/3/........................                  913                   913                   0
Harold Golz/3/.........................                1,510                 1,510                   0
EBI Securities Corporation/4/..........                5,390                 5,390                   0
Eugene L. Neidiger/5/..................               14,000                14,000                   0
Charles C. Bruner/5/...................               12,000                12,000                   0
J. Henry Morgan/5/.....................                8,000                 8,000                   0
Robert L. Parrish/5/...................                7,000                 7,000                   0
Anthony B. Petrelli/5/.................               13,000                13,000                   0
John J. Turk, Jr./5/...................                2,575                 2,575                   0
Regina L. Neidiger/5/..................                2,400                 2,400                   0
John Lancy/6/..........................               15,000                15,000                   0

   /1/   These amounts include shares issuable upon exercise of warrants.
   /2/   Assumes that all of the shares being offered hereunder will be sold.
   /3/   Such persons received warrants from EBI Securities Corporation.
   /4/ The predecessors of such company served as one of the underwriters of our September 1995 public offering.
   /5/ Such persons received warrants from Neidiger/Tucker/Bruner, Inc., which served as one of the underwriters of our September 1995 public offering.
   /6/   Mr. Lancy provided consulting services to us in 1998 and 1999.



                              PLAN OF DISTRIBUTION

         We agreed to register the shares underlying warrants issued to the selling stockholders. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

         We will pay substantially all expenses incurred in the offering and sale of the common stock to the public, other than any commissions, concessions and discounts of underwriters, dealers or agents. These expenses (excluding such commissions and discounts) are estimated to be $8,775.

         The selling stockholders, directly or through agents, brokers, dealers or underwriters, may sell the shares of common stock described in this
Prospectus:

o         On terms to be determined at the time of a sale;

o         In transactions on the Nasdaq National Market;

o         In privately negotiated transactions; or

o         In a combination of these methods of sale.

         The selling stockholders may also sell the shares to or through brokers or dealers. These brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

         The selling stockholder and any persons who participate in the distribution of the shares offered by this Prospectus may be deemed to be underwriters within the meaning of the Securities Act. Any discounts, commissions or concessions received by these underwriters and any provided for the sale of the shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders will be subject to the applicable provisions of the Exchange Act, and the rules and regulations of the Exchange Act which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders.

         To comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         The statements incorporated by reference or contained in this Prospectus discuss our future expectations, contain projects of its results of operations or financial condition, and include other "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this Prospectus. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following:

o         "will likely result"

o         "are expected to"

o         "will continue"

o         "is anticipated"

o         "estimate"

o         "intends"

o         "plans"

o         "projection"

o         "outlook"

         You should not unduly rely on forward-looking statements contained or incorporated by reference in this Prospectus. Factors discussed in the following documents describe various uncertainties, estimates, assumptions and risks which may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and interpret any forward-looking statements together with these documents:

o Our most recent annual report on Form 10-K under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations";

o         Our quarterly reports on Form 10-Q;

o The risk factors contained in this Prospectus under the caption "Risk Factors"; and

o         Our other SEC filings.

         Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Otten, Johnson, Robinson, Neff & Ragonetti, P.C., Denver, Colorado.

                                     EXPERTS

         Our financial statements as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                     --------------------------------------

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee.

SEC registration fee.................................            $   275.00
Printing and mailing expenses........................             $1,000.00
Legal fees and expenses..............................             $5,000.00
Accounting fees and expenses.........................             $2,500.00
                                                                  ---------
Total................................................             $8,775.00

Item 15.  Indemnification of Directors and Officers.

         The Company's Bylaws requires the Company to indemnify, to the fullest extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of the fact that he is or was a director or officer or the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

         The Company's Articles of Incorporation provide that, to the fullest extent permitted by Colorado law, directors and officers of the Company shall not be liable to the Company or any of its shareholders for damages caused by a breach of fiduciary duty by such director or officers.

         Sections 7-109-102 and 7-109-103 of the Colorado Business Corporation Act ("CBCA") authorize the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees) judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

         The above discussion of the Company's Articles of Incorporation, Bylaws and the CBCA is only a summary and is qualified in its entirety by the full text of each of the foregoing.

         The Company carries director and officer liability insurance and company reimbursement insurance that provides coverage, subject to certain exclusions, for claims against directors and officers of the Company.

Item 16.  Exhibits
     Exhibit
     Numbers        Description of Exhibits
       3.1          Amended and Restated Articles of Incorporation of the
                    Company (1)
       3.2          Amended Bylaws of the Company (2)
       4.1          Specimen common stock certificate of the Company (3)
       5.1*         Opinion of Otten, Johnson,  Robinson, Neff & Ragonetti, P.C.
                    as to the legality of the shares
      23.1*         Consent of KPMG LLP
      23.2*         Consent of Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
                    (contained in Exhibit 5.1)
      24.1*         Power of Attorney (on page II-6)
--------------------

* Filed herewith.

         (1)   Incorporated by reference from the Company's Annual Report on
               Form 10-K, as amended, for the year ended March 31, 1998.
         (2)   Incorporated by reference from the Company's Annual Report on
               Form 10-KSB for the year ended March 31, 1997.
         (3) Incorporated by reference from the Company's Registration Statement on Form SB-2, File No. 33-77790, effective May 20, 1994.

Item 17.  Undertakings.

         The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on July 14, 1999.

Date: July 14, 1999             FRONTIER AIRLINES, INC.


                                By:     /s/ Samuel D. Addoms
                                        Samuel D. Addoms Principal Executive
                                        Officer and Principal Financial Officer


Date: July 14, 1999             By:     /s/ Elissa A. Potucek
                                        ----------------------------------------
                                        Elissa A. Potucek
                                        Principal Accounting Officer

         Each person whose signature appears below constitutes and appoints Samuel D. Addoms his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to the registration statement on Form S-3, and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Date:  July 14, 1999                            /s/ Samuel D. Addoms
                                                ------------------------------
                                                Samuel D. Addoms, Director


Date:  July 14, 1999                            /s/ William B. McNamara
                                                ------------------------------
                                                William B. McNamara, Director


Date:  July 14, 1999                            /s/ D. Dale Browning
                                                ------------------------------
                                                D. Dale Browning, Director


Date:  July 14, 1999                            /s/ B. LaRae Orullian
                                                ------------------------------
                                                B. LaRae Orullian, Director


Date:  July 14, 1999                            /s/ B. Ben Baldanza
                                                ------------------------------
                                                B. Ben Baldanza, Director


Date:  July 14, 1999                            /s/ Paul Stephen Dempsey
                                                ------------------------------
                                                Paul Stephen Dempsey, Director


Date:  July 14, 1999                            /s/ James B. Upchurch
                                                ------------------------------
                                                James B. Upchurch, Director